UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. *)

                                  Epitope, Inc.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    294261102

                                 (CUSIP Number)

                                  March 3, 2000

            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  294261102                                           Page 2 of 9 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sawtooth Capital Management, Inc.   95-4498203
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
      Instructions) (a)[X]   (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER

  NUMBER OF          148,890
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6      SHARED VOTING POWER
  OWNED BY
    EACH             0
  REPORTING   ------------------------------------------------------------------
   PERSON     7      SOLE DISPOSITIVE POWER
    WITH
                     148,890
              ------------------------------------------------------------------
              8      SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,115,350
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

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CUSIP No.  294261102                                           Page 3 of 9 Pages



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sawtooth Capital Management, L.P.     95-4507334
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
      Instructions) (a)[X]   (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER

  NUMBER OF          1,966,460
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6      SHARED VOTING POWER
  OWNED BY
    EACH             0
  REPORTING   ------------------------------------------------------------------
   PERSON     7      SOLE DISPOSITIVE POWER
    WITH
                     1,966,460
              ------------------------------------------------------------------
              8      SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,115,350
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN, IA
--------------------------------------------------------------------------------

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CUSIP No.  294261102                                           Page 4 of 9 Pages


Item 1(a).         The name of the issuer is Epitope, Inc. (the "Issuer")

Item 1(b). The principal executive office of the Issuer is located at 8505 S.W. Creekside Pl., Beaverton, Oregon 97005-7108

Item 2(a). The names of the persons filing this statement are Sawtooth Capital Management, Inc. and Sawtooth Capital Management, L.P. (collectively, the "Filers").

Item 2(b). Pricipal business office of the Filers is located at 1801 Century Park East, Suite 460, Los Angeles, California 90067.

Item 2(c).         See Item 4 of the cover sheet for each Filer.

Item 2(d). This statement relates to shares of common stock and options to acquire shares of common stock of the Issuer (the "Securities").

Item 2(e).         The CUSIP  number of the Securities is 294261102.

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                   (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

                   (f) [ ] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);

                   (g) [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

                   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

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CUSIP No.  294261102                                           Page 5 of 9 Pages



                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                   (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

                   If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].

ITEM 4.            OWNERSHIP.

                   See Items 5-9 and 11 on the cover sheet for each Filer.

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Sawtooth Capital Management, Inc. is a Delaware corporation. The sole executive officers and directors of Sawtooth Capital Management, Inc. are Bartley B. Blout and George H. Brandon. Bartley B. Blout is the controlling stockholder of Sawtooth Capital Management, Inc. The principal business of Sawtooth Capital Management, Inc. is investing in securities and other investment instruments. Sawtooth Capital Management, Inc. acts as an investment advisor to Sawtooth Offshore Limited, and as general partner to Sawtooth Capital Management, L.P.

                   Sawtooth Capital Management, L.P. is a Delaware limited partnership. The general partner of Sawtooth Capital Management, L.P. is Sawtooth Capital Management, Inc. The principal business of Sawtooth Capital Management, L.P. is investing in securities and other investment instruments. Sawtooth Capital Management, L.P., acts as general partner of Sawtooth Partners, L.P. and as investment advisor to Polaris Prime Small Cap Value, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   See Items 2(a) and 6 of this Schedule.

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CUSIP No.  294261102                                           Page 6 of 9 Pages



ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable.

ITEM 10.           CERTIFICATION.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the Securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.  294261102                                           Page 7 of 9 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 3, 2000


                                       SAWTOOTH CAPITAL MANAGEMENT, L.P.

                                       By: Sawtooth Capital Management, Inc.,
                                           General Partner

                                       By: /s/ Bartley B. Blout
                                           ------------------------------------
                                       Name:  Bartley B. Blout
                                       Title: President


                                       SAWTOOTH CAPITAL MANAGEMENT, INC



                                       By: /s/ Bartley B. Blout
                                           ------------------------------------
                                       Name:  Bartley B. Blout
                                       Title: President